Exhibit 99.1

NitroMed, Inc. Reports Financial Results for Second Quarter 2005

-Conference Call August 3 at 5:00 PM EDT-

Lexington, MA, August 3, 2005 - NitroMed, Inc. (NASDAQ: NTMD), a developer of nitric oxide enhancing medicines, including BiDil® (isosorbide dinitrate/hydralazine hydrochloride), today reported financial results for the second quarter ended June 30, 2005.

Total revenue for the three months ended June 30, 2005 was $0.4 million compared to $2.3 million for the three months ended June 30, 2004, a decrease of $1.9 million, or 83%. For the six months ended June 30, 2005 revenue totaled $0.8 million compared to $4.7 million for the six months ended June 30, 2004, a decrease of $3.9 million, or 83%. The decrease in revenue in both the three and six month periods ended June 30, 2005 is primarily attributable to the termination of our collaboration agreement with Merck in November 2004.

Research and development expense for the three months ended June 30, 2005 was $8.3 million compared to $5.1 million for the three months ended June 30, 2004, an increase of $3.2 million, or 63%. For the six months ended June 30, 2005 research and development expense totaled $16.0 million compared to $10.7 million for the six months ended June 30, 2004, an increase of $5.3 million, or 50%. The increase in research and development expense in both the three and six month periods ended June 30, 2005 was primarily due to increased costs associated with obtaining regulatory approval of BiDil, offset partially by decreases in clinical trial expense as a result of the early halting of the African American Heart Failure Trial (A-HeFT) in July 2004.

Sales, general and administrative expense for the three months ended June 30, 2005 was $15.5 million compared to $2.3 million for the three months ended June 30, 2004, an increase of $13.2 million, or 574%. For the six months ended June 30, 2005 sales, general and administrative expense totaled $28.5 million compared to $3.8 million for the six months ended June 30, 2004, an increase of $24.7 million, or 650%. The increase in sales, general and administrative expense in both the three and six month periods ended June 30, 2005 was primarily due to the preparation for the launch of BiDil, including costs related to the contract sales force agreement with Publicis Selling Solutions, hiring of sales and marketing management personnel, public relations service, and advertising and promotion services.

NitroMed’s net loss attributable to common stockholders for the three months ended June 30, 2005 was $22.6 million or $0.75 per share compared to a net loss of $4.7 million or $0.18 per share for the three months ended June 30, 2004. The Company’s net loss attributable to common stockholders for the six-month period ended June 30, 2005 was $42.2 million or $1.40 per share compared to $9.3 million or $0.36 per share for the six months ended June 30, 2004.

At June 30, 2005, the Company had cash, cash equivalents and marketable securities of $120.5 million.

NitroMed’s corporate achievements for the second quarter 2005 and beyond included:

•                  The unanimous recommendation for approval of BiDil by the U.S. Food and Drug Administration's (FDA) Cardiovascular and Renal Drugs Advisory Committee on June 16th;

•                  The approval on June 23rd of BiDil by the FDA for the treatment of heart failure in self-identified black patients;

•                  The receipt of the BiDil package insert setting forth significant survival, hospitalization and functional status beneifts;

•                  The nationwide launch of BiDil on July 5th, less than 2 weeks following approval and less than one year after the A-HeFT trial was halted;

•                  The implementation of NitroMed Cares™, an industry leading patient assistance program that is designed to provide uninsured patients with BiDil either free or at a reduced cost, depending on income;

•                  The July stocking of $14.2 million (43,884 bottles) of BiDil into the wholesale and retail channels;

•                  The agreements for notes payable with General Electric Capital Corporation and Oxford Finance Corporation in the total amount of $20 million.

“NitroMed has just completed one of the most significant and successful periods in its history. BiDil has successfully navigated all the clinical and regulatory processes and now has the opportunity to extend and enhance the lives of thousands of self-identified black patients living with heart failure. This is a significant achievement for NitroMed and its many collaborators and partners. We are energized by the potential of BiDil and by our goal to make BiDil available to those who might benefit from it, independent of their income level or the status of their health insurance,” commented Michael D. Loberg, Ph.D., President and CEO of NitroMed.

Conference Call Information

NitroMed will host a webcast and conference call to discuss 2005 second quarter financial results on Wednesday, August 3, 2005 at 5:00 pm Eastern Time.

This call is being webcast and can be accessed live or via archive beginning 2 hours after the call on NitroMed’s website at www.nitromed.com.

In the United States, the call can also be accessed by dialing 800.706.7745. The international dial in number is 617.614.3472. The participant pass code is 42950305 for both numbers.

An audio replay of the call will be available for one week beginning two hours after the call by dialing 888.286.8010 in the US and 617.801.6888 internationally. The replay pass code is 40677203 for both numbers.

About NitroMed, Inc.
NitroMed is an emerging pharmaceutical company focused on the research, development and commercialization of proprietary pharmaceuticals based on the therapeutic benefits of the naturally occurring molecule nitric oxide. BiDil, the Company’s lead product, is approved for the treatment of heart failure as an adjunct to standard therapy in self-identified black patients. The Company uses its expertise in nitric oxide biology and chemistry in an effort to develop both new pharmaceuticals, as well as safer, more effective versions of existing drugs. Research and development efforts focus on major diseases that are characterized by a deficiency in nitric oxide, such as cardiovascular and inflammatory diseases. Corporate collaborations are also an element of the Company’s business strategy, and NitroMed has an agreement with Boston Scientific to jointly develop nitric oxide-enhanced cardiovascular stents.

Forward Looking Statements
Statements in this press release about future expectations, plans and prospects for the Company, including statements regarding the Company’s expectations about the benefits of BiDil and its plans to make BiDil available to patients who can gain from its therapeutic benefits, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: unanticipated difficulties in maintaining regulatory approvals to market and sell BiDil; the Company’s ability to develop and maintain the necessary sales, marketing and manufacturing capabilities to launch and commercialize BiDil; patient, physician and third-payer acceptance of BiDil as a safe and effective therapeutic; adverse side effects experienced by patients taking BiDil; the Company’s ability to obtain or maintain intellectual property protection and required licenses; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil and other factors discussed in its Quarterly Report on Form 10-Q for the Quarter ended June 30, 2005, which is filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

CONTACTS:
Investor Relations:
NitroMed, Inc.
Lawrence E. Bloch, M.D., J.D., 781-266-4000
Chief Financial Officer/Chief Business Officer

NITROMED, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS

As of June 30, 2005 and December 31, 2004

(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS

Cash and marketable securities	$120,523	$142,367
Other assets	11,779	6,990

Total assets	$132,302	$149,357

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$23,225	$12,345
Long term portion of notes payable	13,333	—
Stockholders’ equity	95,744	137,012

Total liabilities and stockholders’ equity	$132,302	$149,357

CONDENSED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2005 and 2004

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Revenues:
Research and development	$398	$2,331	$796	$4,662

Operating expenses:
Research and development	8,302	5,085	15,998	10,713
Sales, general and administrative	15,484	2,261	28,547	3,797

Total operating expenses	23,786	7,346	44,545	14,510

Loss from operations	(23,388)	(5,015)	(43,749)	(9,848)

Non-operating income, net	764	315	1,536	592

Net loss	$(22,624)	$(4,700)	$(42,213)	$(9,256)

Net loss per common share, basic and diluted	$(0.75)	$(0.18)	$(1.40)	$(0.36)

Average common shares outstanding, basic and diluted	30,275	25,696	30,255	25,648